Exhibit 10.2

June 26, 2024

Joshua Feldman

(via email only to joshua.feldman@aterian.io)

Re: Amendments to your Employment Agreement

Dear Josh,

This will amend your employment arrangements with Aterian, Inc. (the “Company”) as set forth in that letter agreement dated March 30, 2022 between you and the Company (, as amended from time to time, collectively, the “Employment Agreement”).

We agree that, beginning June 26, 2024, your annual salary will be $310,000.

We also agree to the following:

●

You will be granted 61,333 shares of restricted common stock of the Company, vesting one-third on the approximate one-year anniversary of the date of grant and thereafter in eight equal quarterly installments

All other terms of the Employment Agreement, including bonus target shall remain unchanged and in full force and effect.

Sincerely,

Aterian, Inc.

By: /s/ Christopher Porcelli

Christopher Porcelli, General Counsel and Head of People

Agreed and Accepted:

/s/ Joshua Feldman

Joshua Feldman